UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 5, 2006
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26407	85-0212130
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1 West Wetmore Road, Suite 203
Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

1 Wetmore Road, Suite 107
Tucson, Arizona
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 5.02           Entry Into a Material Definitive Agreement

The Corporation and Nedbank Limited (“Nedbank”) have negotiated certain amendments to the terms of the secured loan from Nedbank to the Company in the principal amount of $3,900,000, which is evidenced by a secured promissory note dated November 8, 2005 (the “Nedbank Note”). Auramet Trading, LLC (“Auramet”) had participated in this loan facility through the contribution of an outstanding loan from Auramet to the Corporation in the amount of $1,000,000, dated October 17, 2005.

The amendments have been agreed to in principle by Nedbank and approved by Nedbank’s credit committee, and will be documented in a formal Modification Agreement anticipated to be executed and delivered with an effective date of May 15, 2006. The amendments contemplate an extension of the maturity date of the Nedbank Note to the earlier of August 15, 2006 and the closing of a registered equity offering by the Corporation of not less than $20,000,000. Upon execution of the formal Modification Agreement, the Corporation will be required to pay a $39,000 fee to Nedbank.

Under the terms of the Modification Agreement, the Corporation would continue to be obligated to make interest-only payments to Nedbank, but at the slightly higher interest rate of 10% per annum (an increase of 1% per annum), payable monthly. The interest rate would increase to 13% in the event of a default by the Corporation.

Upon execution and delivery of the Modification Agreement, the Corporation will issue an additional 100,000 warrants exercisable no later than May 15, 2008, of which 75,000 will be issued to Nedbank and 25,000 will be issued to Auramet. Each warrant will entitle the holder to purchase one share of the Corporation’s common stock for a period of two years, at an exercise price equal to the average of the closing price of the Corporation’s common stock (as quoted on Pink Sheets LLC) for the twenty trading days prior to May 15, 2006.

The Nedbank Note was to have matured on May 8, 2006. Accordingly, in order to give Nedbank’s credit committee an opportunity to review the proposed amendments to the loan facility, and to give the parties sufficient time to finalize the Modification Agreement, Nedbank has executed and delivered to the Corporation a letter agreement dated May 5, 2006 (the “Nedbank Letter Agreement”) confirming Nedbank’s agreement to extend the maturity date of the Nedbank Note to May 15, 2006.

Upon entering into the original loan facility with Nedbank, the Corporation had issued common stock purchase warrants to Nedbank. The number of warrants was to be calculated by dividing the Canadian dollar equivalent of $2,900,000 (on November 8, 2005) by the final price at which a share of the Corporation’s common stock was sold in a public offering, and multiplying the result by 0.15. The warrants were exercisable on or before November 8, 2007, provided that the Corporation completed a public offering of common stock on or before May 8, 2006. Since the Corporation did not complete such an offering by May 8, 2006, the warrants expired in accordance with their terms on May 8, 2006, and the Corporation issued replacement warrants (the “Replacement Warrants”) to Nedbank for the purchase of 743,590 shares of common stock at an exercise price of $0.88 per share, being the amount equal to the average closing price of the Company’s common stock as quoted on the Pink Sheets LLC for the 20 trading days prior to May 8, 2006. The Replacement Warrants will expire on May 8, 2008.

The Nedbank Letter and the Certificate representing the Replacement Warrants are being filed as Exhibits 4.1 and 4.2 to this Current Report. It is anticipated that the Modification Agreement

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will be filed as an exhibit to the Corporation’s quarterly report on Form 10-QSB for the quarter ended March 31, 2006.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

EXHIBIT NUMBER	DESCRIPTION

4.1	Letter agreement between Nedbank Limited and Nord Resources Corporation dated May 5, 2006 extending the maturity date of the $3,900,000 loan facility to May 15, 2006*

4.2	Warrant Certificate issued by Nord Resources Corporation to Nedbank Limited, dated May 8, 2006 representing 743,590 common stock purchase warrants*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORD RESOURCES CORPORATION

DATE: May 11, 2006	By:	/s/ John Perry
John Perry
Chief Financial Officer

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